                                                                    EXHIBIT 99.2

                                                  THE TIMBER COMPANY
                                                  100 Peachtree Street Northwest
                                                  Suite 2650
                                                  Atlanta, Georgia 30303
                                                  (404) 586-0275


News from The Timber Company
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                                                  Release No:  C-1618
                                                  Contact:  Ken Haldin
                                                            (404) 652-6098
                                                            Greg Guest
                                                            (404) 652-4739
                                                  Oct. 18, 2000

               THE TIMBER COMPANY REPORTS THIRD QUARTER EARNINGS
               -------------------------------------------------

     ATLANTA -- The Timber Company (NYSE:TGP) today reported net income of $32 million (40 cents diluted earnings per share) for the three months ended Sept. 30, 2000, compared with 1999 third quarter net income of $49 million (59 cents diluted earnings per share). Results for last year include $8 million (10 cents diluted earnings per share) from timberland operations in California that were divested in December 1999.

     For the first nine months of 2000, The Timber Company's net income was $106 million ($1.30 diluted earnings per share) compared with net income of $145 million ($1.70 diluted earnings per share) in the same period last year, which excluded after-tax gains on the sales of timberlands in Maine and New Brunswick of $50 million (59 cents diluted earnings per share), but included $20 million (24 cents diluted earnings per share) from operating results of those forests and the California forests that were sold in 1999.

     Third quarter 2000 operating profits were $64 million compared with third quarter 1999 operating profits of $95 million, which included $12 million from the California operations. Total sales for third quarter 2000 were $95 million versus $139 million in the same quarter a year ago.

     "The Timber Company achieved solid third quarter results despite the difficult operating environment its customers faced and ample timber supplies in many key markets," said A.D. "Pete" Correll, Georgia-Pacific Corp. chairman and chief executive officer. "It continued to generate stable cash flow and earnings under conditions dramatically different than a year ago."

     Donald L. Glass, president and chief executive officer of The Timber Company, said, "Our solid third quarter performance demonstrates the relative stability of our business. With prices for structural panels declining more than 25 percent and lumber prices down more than 20 percent versus last year, Southern sawtimber prices demonstrated their relative stability averaging only 3 to 5 percent lower.

     "As planned, log sales volumes increased modestly, mostly in pulpwood, despite sporadic mill downtime in many of our timber basins and continued dry conditions that increased timber accessibility. Additionally, our income from tactical land sales in the third quarter was lower than planned as some closings were postponed until fourth quarter," Glass continued.

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     "Looking ahead, we already are seeing the expected seasonal firming in prices for both sawtimber and pulpwood as our customers begin building their winter log inventories. We are projecting harvest volumes for the year to fall within the 12 million- to 13 million-ton range we originally planned. We continue to aggressively cultivate several new opportunities for additional income from non-timber sources. We also expect income from our tactical land sales program to be exceptionally strong in the fourth quarter.

     "Overall, we believe the fourth quarter will be our strongest this year," Glass concluded.

     The Timber Company continued to make progress during the quarter toward its pending merger with Plum Creek Timber. The private letter ruling request was filed with the Internal Revenue Service on Aug. 31, and a preliminary S-4 was filed with the Securities and Exchange Commission earlier this month. The two companies currently are working on integration issues and preparation for closing, which still is scheduled to occur by the end of first quarter 2001.

     Additional financial and operating statistics can be found on The Timber Company's website (www.thetimbercompany.com). Headquartered at Atlanta, The Timber Company is a separate operating group of Georgia-Pacific Corp. and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.8 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users, including Georgia-Pacific Group (NYSE:GP).

     Also today, Georgia-Pacific Corp. provided consolidated results for The Timber Company and Georgia-Pacific Group for the 2000 third quarter. The corporation recorded consolidated net income of $162 million for the three months ended Sept. 30, 2000, compared with consolidated net income of $279 million for the 1999 third quarter. For the first nine months of 2000, the corporation recorded consolidated net income of $636 million versus consolidated net income of $736 million in the first nine months last year.

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Certain statements contained in this release, including statements regarding sawtimber and pulpwood demand and pricing, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general global economic conditions on the demand for timber, particularly the strength of the pulp, paper and building products markets, the effect of any material changes in the available supply of timber, including the levels of harvests from public lands, the effect of government, legislative and environmental restrictions on the harvesting of private timberlands, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended January 1, 2000, and Form 10-Q for the quarters ended April 1, 2000, and July 1, 2000.
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     A tabulation of results for The Timber Company follows:

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                                      -3-

                              THE TIMBER COMPANY
                             Operating Highlights
                    (In millions, except per share amounts)
                                  (unaudited)

                                                            Three Months           Three Months
                                                                   Ended                  Ended
                                                      September 30, 2000        October 2, 1999
------------------------------------------------------------------------------------------------
NET SALES
Timber - Georgia-Pacific Group                                     $  63                  $  90
Timber - Third parties
   Delivered                                                           8                     10
   Stumpage                                                           19                     32
Other                                                                  5                      7
------------------------------------------------------------------------------------------------
Total net sales                                                    $  95                  $ 139
------------------------------------------------------------------------------------------------
Operating profits                                                  $  64                  $  95
Interest expense                                                     (12)                   (17)
Provision for income taxes                                           (20)                   (29)
------------------------------------------------------------------------------------------------
Net income                                                         $  32                  $  49
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Basic per share:
Net income per share                                               $0.40                  $0.59
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Diluted per share:
Net income per share                                               $0.40                  $0.59
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Average number of shares outstanding:
Basic                                                               79.9                   82.8
Diluted                                                             81.0                   83.4
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

                                    -more-
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                                      -4-

                              THE TIMBER COMPANY
                             Operating Highlights
                    (In millions, except per share amounts)
                                  (unaudited)

                                                            Nine Months           Nine Months
                                                                  Ended                 Ended
                                                     September 30, 2000       October 2, 1999

------------------------------------------------------------------------------------------------
NET SALES
Timber - Georgia-Pacific Group                                    $ 188                 $ 265
Timber - Third parties
   Delivered                                                         30                    36
   Stumpage                                                          72                   100
Other                                                                 9                    17
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Total net sales                                                   $ 299                 $ 418
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Operating profits                                                 $ 207                 $ 287
Other income                                                          -                    84
Interest expense                                                    (33)                  (52)
Provision for income taxes                                          (68)                 (124)
------------------------------------------------------------------------------------------------
Net income                                                        $ 106                 $ 195
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Basic per share:
Net income per share                                              $1.31                 $2.30
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Diluted per share:
Net income per share                                               1.30                 $2.29
------------------------------------------------------------------------------------------------

Average number of shares outstanding:
Basic                                                              80.9                  84.6
Diluted                                                            81.4                  85.1
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



                                    -more-

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                                      -5-

Notes to Operating Highlights
-----------------------------

1. During the second quarter of 1999, The Timber Company sold approximately 390,000 acres of timberlands in the Canadian province of New Brunswick and approximately 440,000 acres of timberlands in Maine resulting in a pretax gain of $84 million ($50 million after tax, or $0.59 diluted earnings per share).

                                      -0-